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                                                                     EXHIBIT 1.4



                        CONOCO FUNDING COMPANY ("ISSUER")

                                 DEBT SECURITIES

                     FULLY AND UNCONDITIONALLY GUARANTEED BY

                             CONOCO INC. ("CONOCO")


                                 TERMS AGREEMENT



                                                                 October 3, 2001


To:  The Representatives of the Underwriters identified herein



Dear Sirs:

         The Issuer agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement to be filed by Conoco in its Report on Form 8-K dated October 3, 2001 ("UNDERWRITING AGREEMENT"), the following securities ("OFFERED SECURITIES") on the following terms:

                  TITLE:   5.45% Notes Due 2006 ("2006 NOTES").
                           6.35% Notes Due 2011 ("2011 NOTES").
                           7.25% Notes Due 2031 ("2031 NOTES").

                  PRINCIPAL AMOUNT:         $1,250,000,000 of 2006 Notes.
                                            $1,750,000,000 of 2011 Notes.
                                            $500,000,000 of 2031 Notes.

                  INTEREST: 5.45% per annum on the 2006 Notes, 6.35% per annum on the 2011 Notes and 7.25% per annum on the 2031 Notes, in each case from October 11, 2001, payable semiannually on April 15 and October 15, commencing April 15, 2002.

                  MATURITY:         October 15, 2006 for the 2006 Notes.
                                    October 15, 2011 for the 2011 Notes.
                                    October 15, 2031 for the 2031 Notes.

                  OPTIONAL REDEMPTION: The Issuer may elect to redeem and repay the Offered Securities of each series, in whole or in part, at any time and from time to time, according to the price formula set forth in the Prospectus.

                  SINKING FUND:  None.

                  LISTING:  Luxembourg Stock Exchange.


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                                                                               2

                  PURCHASE PRICE: 99.856% of principal amount of the 2006 Notes; 99.838% of principal amount of the 2011 Notes; and 98.794% of principal amount of the 2031 Notes plus, in each case, accrued interest, if any, from October 11, 2001.

                   UNDERWRITERS' FEE: 0.35% of principal amount of the 2006 Notes, 0.45% of principal amount of the 2011 Notes; and 0.875% of principal amount of the 2031 Notes.

                  CASH PURCHASE PRICE: 99.856% of principal amount of the 2006 Notes less a fee equal to 0.35% of the principal amount; 99.838% of principal amount of the 2011 Notes less a fee equal to 0.45% of the principal amount; 98.794% of principal amount of the 2031 Notes less a fee equal to 0.875% of the principal amount plus, in each case, accrued interest, if any, from October 11, 2001.

                  EXPECTED REOFFERING PRICE: 99.856% of principal amount of the 2006 Notes, 99.838% of principal amount of the 2011 Notes, and 98.794% of principal amount of the 2031 Notes, in each case subject to change by the Representatives.

                  CLOSING: 10:00 A.M. on October 11, 2001, at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 in Federal (same day) funds.

                  SETTLEMENT AND TRADING: Book-Entry Only via DTC.

                  BLACKOUT: Until 14 days after the Closing Date.

                  NAMES AND ADDRESSES OF REPRESENTATIVES:

                           Credit Suisse First Boston Corporation
                           11 Madison Avenue
                           New York, NY  10010-3629

                           J.P. Morgan Securities Inc.
                           270 Park Avenue
                           New York, NY 10017

                           Salomon Smith Barney Inc.
                           388 Greenwich Street, 34th Floor
                           New York, NY 10013

         The respective principal amounts of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

         The provisions of the Underwriting Agreement are incorporated herein by reference. The Material Subsidiaries of the Company are Conoco Inc. (formerly Continental Oil Company), Conoco Limited, Conoco (U.K.) Limited and Conoco Canada Resources Limited.

         Each Underwriter severally represents and agrees that (i) it has not offered or sold, and prior to the date six months after the date of issue of the Offered Securities will not


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                                                                               3

offer or sell, any Offered Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom; (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Offered Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on; and (iv) it will comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Offered Securities or possesses or distributes the Prospectus.

         For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the Prospectus consists of the following information in the Prospectus furnished on behalf of each Underwriter: the third and fourth paragraphs under the caption "Underwriting" in the prospectus supplement and the information contained in the paragraphs regarding the United Kingdom in the sixth paragraph, the sentence regarding market making in the next paragraph and the 10th and 11th paragraphs under the caption "Underwriting" in the prospectus supplement.


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                                                                               4

         If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Issuer, Conoco and the several Underwriters in accordance with its terms.

                              Very truly yours,

                                       Conoco Inc.

                              By  /s/    Rick A. Harrington
                                 ---------------------------------
                                  Name:  Rick A. Harrington
                                  Title: Senior Vice President,
                                         Legal, and General Counsel


                                       Conoco Funding Company

                                           By  /s/    Rick A. Harrington
                                              ----------------------------------
                                               Name:  Rick A. Harrington
                                               Title: Vice President
                                                      and General Counsel


The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

         Credit Suisse First Boston Corporation,
         J.P. Morgan Securities Inc.,
         Salomon Smith Barney Inc.,

         Acting on behalf of themselves and as
         the Representatives of the several Underwriters.


         By  J.P. Morgan Securities Inc.


         By  /s/   Steve Christensen
           --------------------------------
            Name:  Steve Christensen
            Title: Vice President


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                                   SCHEDULE A


                                             PRINCIPAL                    PRINCIPAL                 PRINCIPAL
                                             AMOUNT OF                    AMOUNT OF                 AMOUNT OF
             UNDERWRITER                     2006 NOTES                   2011 NOTES                2031 NOTES
             -----------                     ----------                   ----------                ----------
Credit Suisse First Boston Corporation..... $337,500,000                 $472,500,000              $135,000,000
J.P. Morgan Securities Inc.................  337,500,000                  472,500,000               135,000,000
Salomon Smith Barney Inc. .................  337,500,000                  472,500,000               135,000,000
Banc of America Securities LLC.............   62,500,000                   87,500,000                25,000,000
Deutsche Bank Alex. Brown Inc..............   62,500,000                   87,500,000                25,000,000
The Royal Bank of Scotland plc.............   62,500,000                   87,500,000                25,000,000
Barclays Capital Inc.......................    8,333,334                   11,666,667                 3,333,334
Commerzbank Capital Markets Corp...........    8,333,334                   11,666,667                 3,333,334
Credit Lyonnais Securities (USA) Inc.......    8,333,333                   11,666,667                 3,333,333
Mizuho International plc...................    8,333,333                   11,666,667                 3,333,333
SG Cowen Securities Corporation ...........    8,333,333                   11,666,666                 3,333,333
SunTrust Capital Markets, Inc.  ...........    8,333,333                   11,666,666                 3,333,333

                                           -------------                -------------               -----------
        Total                              1,250,000,000                1,750,000,000               500,000,000
                                           =============                =============               ===========